SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement                    |_| Confidential, For Use
                                                       of the Commission Only
                                                       (as permitted by Rule
                                                       14a-6(e)(2)

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-(11(c) or Rule 14a-12

                          PROFESSIONAL DETAILING, INC.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the registrant)
     -----------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

|X| No Fee required

                          PROFESSIONAL DETAILING, INC.

                              10 Mountainview Road
                      Upper Saddle River, New Jersey 07458

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 2, 1999

                            ------------------------

To the Stockholders of
   Professional Detailing, Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Professional Detailing, Inc. (the "Company") will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, N.Y. on June 2, 1999 at 11:00 a.m. Daylight Savings Time, for the following purposes:

      1. To elect one Class III Director for the ensuing three years.

      2. To consider and take action upon such other matters as may properly come before the meeting or any adjournments thereof.

      The close of business on May 6, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

      All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, in enclosed for your convenience.

                                    By Order of the Board of Directors

                                    Bernard C. Boyle, Secretary
Dated: May 6, 1999

                          PROFESSIONAL DETAILING, INC.

                              10 Mountainview Road
                      Upper Saddle River, New Jersey 07458

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Professional Detailing, Inc. (the "Company") of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, N.Y. on June 2, 1999 at 11:00 a.m. Daylight Savings Time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

      All shares represented by each properly executed unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the Class III Director listed herein as a nominee and in the judgment of the Board of Directors on any other matters which may properly come before the meeting. Any stockholder giving a proxy has the power to revoke the same at any time before it is voted and a prior proxy is automatically revoked by a stockholder giving a subsequent proxy or attending and voting at the meeting.

      The approximate date on which this Proxy Statement and the accompanying form of proxy will be mailed to the Company's stockholders is May 6, 1999. The Company's 1998 Annual Report, including financial statements, is being mailed to stockholders along with this Statement, but should not be regarded as proxy soliciting material. The principal executive offices of the Company are located at 10 Mountainview Road, Upper Saddle River, New Jersey 07458.

                                VOTING SECURITIES

      Only stockholders of record at the close of business on May 6, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the record date there were issued and outstanding 10,689,562 Common Shares. Each outstanding Common Share is entitled to one vote upon all matters to be acted upon at the meeting. The affirmative vote of holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

      The Board of Directors consists of five members and is divided into three classes, with two Directors in Class I, two Directors in Class II and one Director in Class III. Directors serve for three-year terms with one class of directors being elected by the Company's stockholders at each annual meeting.

      At the Annual Meeting, one Class III Director will be elected to serve until the annual meeting of stockholders in 2002 and until the Director's successor is elected and qualified. The Board of Directors has nominated Jan Martens Vecsi for reelection as the Class III Director. The accompanying form of proxy will be voted for the election of Ms. Vecsi as Director, unless the proxy contains contrary instructions. Management has no reason to believe that Ms. Vecsi will not be a candidate or will be unable to serve. However, in the event that she should become unable or unwilling to serve as Director, the proxy will be voted for the election of such person as shall be designated by the Board of Directors.

      A plurality of votes of the holders of shares of Common Stock of the Company present in person or by proxy at the meeting is required for the election of directors.

     Management Recommends a Vote FOR the Election of the Foregoing Nominee.

                         INFORMATION REGARDING DIRECTORS

      The following table sets forth the names and ages of the Directors, including the Class III Director who has been nominated for election at the Annual Meeting, based on information furnished by them to the Company:

                                                               DIRECTOR
      NAME                              AGE        CLASS        SINCE
------------------                   ----------  ----------  -------------
John P. Dugan....................       63           I           1997
Charles T. Saldarini.............       35           II          1997
John M. Pietruski(1).............       66           II          1998
Jan Martens Vecsi(1).............       55           III         1998
Gerald J. Mossinghoff(1).........       63           I           1998

----------
(1)   Member of Audit and Compensation Committees

      John P. Dugan is the founder and Chairman of the Board of Directors of the Company and Director of Strategic Planning. He served as its President from inception until January 1995 and as its Chief Executive Officer from inception until November 1997. In 1972, Mr. Dugan founded Dugan Communications, a medical advertising agency that later became known as Dugan Farley Communications Associates Inc. ("DFC") and served as its President until 1990. In 1990 Mr. Dugan acquired sole control of the Company, which was then a wholly-owned subsidiary of DFC. Mr. Dugan was a founder and served as the President of the Medical Advertising Agency Association from 1983 to 1984. Mr. Dugan also served on the Board of Directors of the Pharmaceutical Advertising Council (now known as the Healthcare Marketing Communications Council, Inc.) and was its President from 1985 to 1986. Mr. Dugan received an M.B.A. from Boston University in 1964.

      Charles T. Saldarini is the President and Chief Executive Officer of the Company and a Director. Mr. Saldarini became President in January 1995 and Chief Executive Officer in November 1997. Prior to January 1995 Mr. Saldarini was Chief Operating Officer of the Company. Mr. Saldarini joined the Company in 1987 as a sales manager. Mr. Saldarini received an A.B. in political science from Syracuse University in 1985.

      Gerald J. Mossinghoff became a director of the Company in May 1998. Mr. Mossinghoff is a former Assistant Secretary of Commerce and Commissioner of Patents and Trademarks of the Department of Commerce (1981 to 1985) and served as President of Pharmaceutical Research and Manufacturers of America from 1985 to 1996. Since 1997 he has been Senior Counsel to the law firm of Oblon, Spivak, McClelland, Maier and Newstadt of Arlington, Virginia. Mr. Mossinghoff has been a visiting professor of Intellectual Property Law at the George Washington University Law School since 1997 and Adjunct Professor of Law at George Mason University School of Law since 1997. Mr. Mossinghoff served as United States Ambassador to the Diplomatic Conference on the Revision of the Paris Convention from 1982 to 1985 and as Chairman of the General Assembly of the United Nations World Intellectual Property Organization from 1983 to 1985. He is also a former Deputy General Counsel of the National Aeronautics and Space Administration (1976 to 1981). Mr. Mossinghoff received an Electrical Engineering degree from St. Louis University in 1957 and a Juris Doctor degree with Honors from the George Washington University Law School in 1961. He is a member of the Order of the Coif and is a Fellow in the National Academy of Public Administration. He is the recipient of many honors, including NASA's Distinguished Service Medal and the Secretary of Commerce Award for Distinguished Public Service.

      John M. Pietruski became a director of the Company in May 1998. Since 1990 Mr. Pietruski has been the Chairman of the Board of Texas Biotechnology Corp., a pharmaceutical research and development company. He is a retired Chairman of the Board and Chief Executive Officer of Sterling Drug Inc. With Sterling Drug Inc. from 1977 to his retirement in 1988, he also held the positions of Executive Vice President, President and Chief Operating Officer. Mr. Pietruski is a member of the Boards of Directors of Hershey Foods Corporation, GPU, Inc., and Lincoln National Corporation. Mr. Pietruski graduated Phi Beta Kappa with a B.S. in Business Administration with honors from Rutgers University in 1954 and currently serves as a regent of Concordia College.

      Jan Martens Vecsi became a director of the Company in May 1998. Ms. Vecsi is the sister-in-law of John P. Dugan, the Chairman of the Board of the Company. Ms. Vecsi was employed by Citibank, N.A. from 1967 through 1996 when she retired. Starting in 1986 she served as the Senior Human Resources Officer and Vice President of the Citibank Private Bank. Ms. Vecsi received a B.A. in Psychology and Elementary Education from Immaculata College in 1965.

      The Board of Directors of the Company is divided into three classes as nearly equal in number as possible. Each year the shareholders will elect the members of one of the three classes to a three-year term of office. Ms. Vecsi serves in Class III whose term expires in 1999; Messrs. Saldarini and Pietruski serve in Class II whose term expires in 2000; and Messrs. Dugan and Mossinghoff serve in Class I whose term expires in 2001.

Board Of Director Meetings

      During the year ended December 31, 1998, the Board of Directors held three meetings. The director standing for re-election attended at least 75% of the total number of meetings of the Board and of the committees on which she was a member.

Board Of Director Committees

      In May 1999, the Board of Directors established and has since then maintained an Audit Committee and Compensation Committee each comprised of Ms. Vecsi and Messrs. Mossinghoff and Pietruski. Each committee member is a non-employee director of the Company. The Audit Committee approves the selection of the Company's independent accountants and meets and interacts with the independent accountants to discuss questions in regard to the Company's financial reporting. In addition, the Audit Committee reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's annual operating results, considers the adequacy of the internal accounting procedures and considers the effects of such procedures on the accountant's independence. The Compensation Committee evaluates the performance of the Company's executive employees and determines the salaries and other compensations payable to such persons. During the last full fiscal year, the Compensation Committee met twice and the Audit Committee met once, with all members present at each respective Committee meeting.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      None of the Directors serving on the Compensation Committee is an employee of the Company. No Director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a Director of the Company.

Compensation of Directors

      Each non-employee Director receives an annual director's fee of $8,000, payable quarterly in arrears, plus $1,000 for each meeting attended in person and $150 for each meeting attended telephonically as well as reimbursement for travel costs and other out-of-pocket expenses incurred in attending each Directors' meeting. In addition, committee members receive $200 for each committee meeting attended in person and $100 for each committee meeting attended telephonically. Additionally, pursuant to the Company's 1998 Stock Option Plan, each non-employee Director, received options to purchase 7,500 shares of Common Stock exercisable at the fair market value on the date of grant. These options will vest one-third on the date of grant and one-third at the end of each subsequent year of service on the Board. In addition, each non-employee Director will receive options to purchase an additional 3,750 shares of Common Stock on the date of the Company's annual stockholders' meeting. Such options will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will vest one-third upon grant and one-third on each of the first and second anniversary of the date of grant.

Limitation of Directors' Liability and Indemnification

      The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. The Company's Certificate of Incorporation limits the liability of Directors of the Company to the Company or its shareholders to the fullest extent permitted by Delaware law.

      The Company's Certificate of Incorporation provides mandatory indemnification rights to any officer or Director of the Company who, by reason of the fact that he or she is an officer or Director of the Company, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer or Director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL. Insofar as indemnification for liabilities under the Securities Act may be provided to officers and Directors or persons controlling the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      There is no pending litigation or proceeding involving a Director, officer, employee or agent of the Company in which indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                               EXECUTIVE OFFICERS

      The following table sets forth the names, ages and principal position, of the executive officers and key employees of the Company:

NAME                         AGE                      POSITION
--------------------------  ------   -------------------------------------------
John P. Dugan...........     63      Chairman of the Board of Directors and
                                     Director of Strategic Planning
Charles T. Saldarini....     35      President and Chief Executive Officer
                                     Chief Operating Officer and Executive
Steven K. Budd..........     42      Vice President
Bernard C. Boyle........     54      Chief Financial Officer, Executive Vice
                                     President, Secretary and Treasurer
Robert R. Higgins.......     56      Executive Vice President-- Client Programs

      The principal occupation and business experience for at least the last five years for each current executive officer is set forth below (except for Mssrs. Dugan and Saldarini, each of whose business experience is discussed above).

      Bernard C. Boyle has served as the Company's Executive Vice President and Chief Financial Officer since March 1997 when he joined the Company. In 1990, Mr. Boyle founded BCB Awareness, Inc., a firm that provided management advisory services to the Company, among others, and served as its President until March 1997. During that period he was also a partner in Boyle & Palazzolo, Partners, an accounting firm that also provided services to the Company. From 1982 through 1990 he served as Controller and then Chief Financial Officer and Treasurer of William Douglas McAdams, Inc., an advertising agency. From 1966 through 1971, Mr. Boyle was employed by the national accounting firm of Coopers & Lybrand L.L.P. as supervisor/senior audit staff. Mr. Boyle received a B.B.A. in Accounting from Manhattan College in 1965 and an M.B.A. in Corporate Finance from New York University in 1972.

      Steven K. Budd served the Company as a consultant from December 1995 to April 1996 when he joined as Vice President, Account Group Sales. He became Executive Vice President in July 1997 and Chief Operating Officer in January 1998. Prior to joining the Company, from April through December 1995, Mr. Budd was an independent consultant. From January 1994 through April 1995, Mr. Budd was employed by Innovex, Inc., a competing CSO, as a Director of New Business Development. From 1989 through December 1993, Mr. Budd was employed by Professional Detailing Network ("PDN"), a competing CSO, as a Vice President with responsibility for building sales teams and developing marketing strategies. Mr. Budd received a B.A. in History and Education from Susquehanna University in 1978.

      Robert R. Higgins joined the Company as a District Sales Manager in August 1996. He has served the Company in sales management as Associate Vice President, Vice President, and most recently as Executive Vice President, Client Programs. From 1965 to 1995, Mr.

Higgins was employed by Burroughs Wellcome Co., where he was responsible for building and managing sales teams and developing and implementing marketing strategies. Mr. Higgins received a B.S. in Biology from Kansas State University in 1964, and an MBA from North Texas State University in 1971.

                       COMPENSATION OF EXECUTIVE OFFICERS

      Summary Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to the Company in all capacities during the year ended December 31, 1998, for the Chief Executive Officer and the other four executive officers of the Company whose aggregate annual base salary and bonus for 1998 exceeded $100,000 (collectively, the "Named Executive Officers").

                                                                     Long-Term
                                    Annual Compensation            Compensation
                            ------------------------------------   -------------

                                                                    Shares of
                                                                      Common
                                                      Other           Stock
   Name and Principal                                 Annual        Underlying
        Position             Salary      Bonus     Compensation      Options
--------------------------  ---------  ----------  -------------   -------------

John P. Dugan
  Chairman of the
  Board.................    $125,000         --      $18,994           --

Charles T. Saldarini
  President and
  Chief Executive
  Officer...............    $233,744   $275,000       $2,394           --

Steven K. Budd
  Chief Operating
  Officer and
  Executive Vice
  President.............    $168,678   $178,000       $2,302           --

Bernard C. Boyle
  Chief Financial
  Officer, Executive
  Vice President,
  Secretary and
  Treasurer.............    $155,833   $165,000       $4,170           --

Robert R. Higgins
  Executive Vice
  President.............    $101,186    $45,000       $2,104           --

      Option Grants. The following table sets forth certain information regarding options granted by the Company to the Named Executive Officers during 1998.

                        Option Grants in Last Fiscal Year

                                                       Individual Grants
                                   ----------------------------------------------------------
                                                    Percent of
                                    Number of          total
                                     Shares           Options                                      Potential Realizable Value at
                                   Underlying       Granted to                                  Assumed Annual Rates of Stock Price
                                     Options         Employees      Exercise                      Appreciation for Option Term(2)
                                     Granted         in Fiscal        Price       Expiration    -----------------------------------
      Name                           (#)(1)            Year         ($/share)        Date          0%            5%           10%
-----------------                  ------------     -----------     ---------     -----------   -------      ---------    ---------
John P. Dugan ............              --              --                --            --           --             --           --
Charles P Saldarini ......              --              --                --            --           --             --           --
Steven K. Budd ...........              --              --                --            --           --             --           --
Bernard C. Boyle .........              --              --                --            --           --             --           --
Robert R Higgins .........           7,500             2.0%         $  16.00      05/20/08      $     0       $ 75,467     $191,249

----------
(1) The options vest with respect to one-third of the shares of Common Stock covered by the options on May 19, 1998 (the "Initial Vesting Date") and one-third will vest on each of the first and second anniversary of the Initial Vesting Date.

(2) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration date of the respective options. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holder's continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement.

      Option Exercises and Year-End Option Values. The following table provides information with respect to options exercised by the Named Executive Officers during 1998 and the number and value of unexercised options held by the Named Executive Officers as of December 31, 1998.

    Aggregated Option Exercise in Last Fiscal Year and Year-End Option Values

                                                           Number of Shares Underlying             Value of Unexercised
                                                          Unexercised Options at Fiscal       In-the-Money Options At Fiscal
                                                                   Year-End(#)                          Year-End(2)
                                                         --------------------------------     --------------------------------
                         Shares
                       Acquired on         Value
      Name             Exercise(#)      Realized(1)       Exercisable      Unexercisable      Exercisable     Unexercisable
------------------    --------------    -------------    --------------    --------------     ------------    ----------------
John P. Dugan..........      --                 --                  --              --                --                --
Charles T. Saldarini...      --                 --                  --              --                --                --
Steven K. Budd.........      --                 --              13,063          26,126           347,998          $695,997
Bernard C. Boyle.......   5,000           $108,875               4,331          18,661           115,378          $497,129
Robert R. Higgins......      --                 --                  --              --                --                --

----------
(1) For the purposes of this calculation, value is based upon the difference between the exercise price of the options, $1.61 per share, and the stock price on the exercise date of $23.375 per share.

(2) For the purposes of this calculation, value is based upon the difference between the exercise price of the options, $1.61 per share, and the stock price at December 31, 1998 of $28.25 per share.

Employment Contracts

      In January 1998, the Company entered into an agreement with John P. Dugan providing for his appointment as Chairman of the Board and Director of Strategic Planning. The Agreement provides for an annual salary of $125,000, no cash bonuses and for participation in all executive benefit plans.

      As of April 1, 1998, the Company entered into an employment agreement with Charles T. Saldarini providing for his employment, as President and Chief Executive Officer for a term expiring on February 28, 2003 subject to automatic one-year renewals unless either party gives written notice 180 days prior to the end of the then current term of the agreement. The agreement provides for an annual base salary of $275,000 and for participation in all executive benefit plans. The agreement also provides that Mr. Saldarini will be entitled to bonus and incentive compensation awards as determined by the Company. Further, the agreement provides, among other things, that, if his employment is terminated without cause (as defined) or if Mr. Saldarini terminates his employment for good reason (as defined), the Company will pay him an amount equal to the salary which would have been payable to him over the unexpired current term of his employment agreement.

      As of March 1, 1998, the Company has also entered into employment agreements with each of Messrs. Boyle and Budd, providing for their respective employment, as Chief Financial Officer and Chief Operating Officer. Mr. Boyle's agreement terminates on December 31, 2000 and Mr. Budd's agreement terminates on March 31, 2001. Each agreement is subject to automatic one-year renewals unless either party gives written notice 180 days prior to the end of the then current term of the agreement. The agreements provide for an annual base salary of $165,000 for Mr. Boyle and $178,605 for Mr. Budd and for their participation in all executive benefit plans. The agreements also provide that Messrs. Boyle and Budd are entitled to bonus and incentive compensation awards as determined by the Company. Each agreement also provides, among other things, that, if employment is terminated by the Company without cause (as defined) or by the executive for good reason (as defined), the Company will pay the employee an amount equal to the salary which would have been payable over the current unexpired term of the employment agreement.

1998 Stock Option Plan

      In order to attract and retain persons necessary for the success of the Company, in March 1998, the Board of Directors of the Company adopted its 1998 Stock Option Plan (the "Plan") reserving for issuance up to 750,000 shares of its Common Stock, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-qualified stock options. The Plan, which has a term of ten years from the date of its adoption, is administered by the Compensation Committee of Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options is determined by the Compensation Committee in its sole discretion. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant.

      At December 31, 1998, options for an aggregate of 424,849 shares were outstanding under the Plan, including 39,189 held by Steven K. Budd, the Company's Chief Operating Officer, 22,992 held by Bernard C. Boyle, the Company's Chief Financial Officer and 7,500 held by each of Gerald J. Mossinghoff, John M. Pietruski and Jan Martens Vecsi, the Company's non-employee Directors. In addition, as of December 31, 1998, options to purchase 5,000 shares of Common Stock had been exercised.

401(k) Plan

      The Company maintains a retirement plan (the "401(k) Plan") intended to qualify under Sections 401(a) and 401(k) of the Code. The 401(k) Plan is a defined contribution plan that covers employees of the Company at least 21 years of age, who have been employed by the Company for at least one year. Employees may contribute up to 15% of their annual wages

(subject to an annual limit prescribed by the Code) as pre-tax salary deferral contributions. Effective January 1, 1997, the Company committed to make mandatory contributions to the 401(k) Plan to match employee contributions up to a maximum of 2% of each participating employee's annual wages. The Company's contribution to the 401(k) Plan for 1998 was approximately $310,248.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During 1998, Boomer & Son, Inc. ("B&S"), a corporation which, prior to 1998 was wholly-owned by John P. Dugan, the Company's Chairman of the Board, provided advertisement production and placement services to the Company. At the end of 1997 John P. Dugan transferred his interest in B&S to his son, Thomas Dugan, and daughter-in-law, Kathleen Dugan. John P. Dugan is not actively involved in B&S's business, however, John P. Dugan's son, Thomas Dugan, is active in B&S. For the year ended December 31, 1998, the Company purchased advertising in the amount of $1.8 million through B&S at stated advertising rates set by the periodicals and publications in which advertisements were placed. B&S received a commission from the publications for its placement services. The Company believes that the amounts paid to B&S were no less favorable than would be available in an arms-length negotiated transaction with an unaffiliated entity. See note 8 to the Company's Audited Financial Statements.

      Peter Dugan, the son of John P. Dugan, the Company's Chairman of the Board, is employed by the Company as Director of New Business Development. In 1998 the Company paid and accrued $103,000 in compensation for Peter Dugan.

      In May 1998, in connection with its initial public offering, the Company made a final cash distribution to its then existing shareholders of $5.9 million. This distribution reflected shareholders' equity of the Company as of March 31, 1998 plus the earnings of the Company from April 1, 1998 to May 18, 1998. No such distributions will be made in future periods.

      In April 1998, the Company loaned $1.4 million to its President and Chief Executive Officer, Charles T. Saldarini. The proceeds of this loan were used by Mr. Saldarini's to pay income taxes relating to his receipt of shares of Common Stock pursuant to his stock grant from the Company in January 1997. Such loan is for a term of three years, bears interest at a rate equal to 5.4% per annum payable quarterly in arrears and is secured by a pledge of the shares of Common Stock held by Mr. Saldarini.

      In November 1998, the Company agreed to loan $250,000 to its Executive Vice President and Chief Operating Officer, Steven K. Budd, in connection with Mr. Budd's relocation and purchase of a primary residence. Such loan is for a term of ten years, subject to acceleration upon termination of employment, bears interest at the rate of 5.5% per annum, payable quarterly in arrears and is secured by a pledge of Mr. Budd's rights under his stock option agreement and any shares issuable thereunder. Of such loan, $100,000 was funded in November 1998 and the balance was funded in February 1999.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies Applicable To Executive Officers

      The purpose of the Company's executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus which may be awarded by the Company's Compensation Committee and awards of stock options under the Company's Stock Option Plan. The Company's Compensation Committee annually considers and makes recommendations to the Board of Directors as to executive compensation including changes in base salary, bonuses and awards of Company stock or stock options.

      Consistent with the above-noted purpose of the executive compensation program, it is the policy of the Compensation Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the division of the Company for which the executive has responsibility and the individual contribution and performance of the executive. The performance of the Company and of the division for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return is important and is considered by the Compensation Committee, it is subject to the vagaries of the public market place and the Company's compensation program focuses on the Company's strategic plans, corporate performance measures, and specific corporate goals which should lead to a favorable stock price. The corporate performance measures which the Compensation Committee considers include sales, earnings, and comparisons of sales and earnings with prior years and with budgets.

      The Compensation Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive's aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendations of management. The Compensation Committee then exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

Compensation of the Chief Executive Officer

      Mr. Saldarini's base salary of $234,000 was paid in accordance with his Employment Agreement with the Company entered into in April 1998. Mr. Saldarini's Employment Agreement provides for bonuses and incentive compensation in the discretion of the Board of Directors or a Committee thereof. Based upon the successful completion of the Company's initial public offering in May 1998 resulting in proceeds to the Company of approximately $48 million and the Company's strong performance in 1998 as reflected in its performance relative to the companies that comprise both the Nasdaq Stock Market Index and the Company's Peer Industry Index, Mr. Saldarini was awarded a bonus of $275,000 for his performance in 1998.

      Section 162(m) of the Internal Revenue Code of 1996, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless the compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1998 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officers' compensation to achieve maximum deductibility under Section 162(m) of the Code with minimal sacrifices in flexibility and corporate objective.

                             Respectfully submitted,

                             Professional Detailing, Inc. Compensation Committee Jan Martens Vecsi, (Chairperson), Gerald J. Mossinghoff and John M. Pietruski

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock, based on the market price of the Company's Common Stock with the total return of companies included within the Nasdaq Stock Market Index and a peer group of companies engaged in contract sales and outsourcing for the pharmaceutical industry (the "Peer Industry Index") for the period commencing May 20, 1998 and ended December 31, 1998. The members of the Peer Industry Index are Boron Lepore & Associates, Inc., Healthworld Corp., Quintiles Transnational Corp. and Snyder Communications, Inc. The calculation of total cumulative return assumes a $100 investment in the Company's Common Stock, the Nasdaq Stock Market Index and the Peer Industry Index on May 20, 1998, the first day of trading of the Company's Common Stock, and the reinvestment of all dividends.


                                            5/20/98          12/31/98
                                          -----------       ----------

Nasdaq Stock Market Index                   $100.00          $ 125.04

Peer Industry Index                         $100.00          $  96.62

Professional Detailing, Inc.                $100.00          $ 130.64

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of April 1, 1999, by (i) each person known to the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each Named Executive Officer and (iv) all Directors, and Executive Officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them.

                                           Number of             Percentage of
                                            Shares                  shares
                                         Beneficially            Beneficially
Name and Address(1)                        Owned(2)                Owned(2)
-------------------------------------   ----------------        ----------------
John P. Dugan .........................     6,344,878               59.4%
Charles T. Saldarini ..................     1,117,684               10.5%
Steven K. Budd ........................        13,463(3)               *
Bernard C. Boyle ......................         9,331(4)               *
Robert Higgins ........................         5,000                  *
John M. Pietruski .....................         4,500(5)               *
Jan Martens Vecsi .....................         2,500(6)               *
Gerald J. Mossinghoff .................         2,500(6)               *
All Executive Officers and Directors
   as a group (8 persons) .............     7,499,856(7)            70.2%

----------
*     Less than 1%.

(1) The addresses of Messrs. Dugan and Saldarini are c/o the Company, 10 Mountainview Road, Upper Saddle River, New Jersey 07458.

(2) Pursuant to the rules of the Commission, shares of the Company's Common Stock that a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 13,063 shares issuable pursuant to options exercisable within 60 days of the date hereof.

(4) Includes 4,331 shares issuable pursuant to options exercisable within 60 days of the date hereof.

(5) Includes 2,500 shares issuable pursuant to options exercisable within 60 days of the date hereof.

(6) Represents shares issuable pursuant to options exercisable within 60 days of the date hereof.

(7) Includes 24,894 shares issuable pursuant to options exercisable within 60 days of the date hereof.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with except for one Form 5 filing by Steven K. Budd reflecting one transaction.

                                     GENERAL

      The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such other matters is conferred by such proxies upon the persons voting them.

      The Company expects representatives of PricewaterhouseCoopers LLP, the Company's independent auditors, to be present at the Annual Meeting and to respond to pertinent questions of stockholders.

      The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mail, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expenses in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and telegraph.

      The Company will provide without charge to each person being solicited by this Proxy Statement, on the written consent of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31 1998 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to Bernard C. Boyle, Secretary, Professional Detailing, Inc., 10 Mountainview Road, Upper Saddle River, New Jersey 07458.

      All proposals of stockholders intended to be included in the proxy statement to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's executive offices no later than January 10, 2000 and should be directed to the Secretary of Professional Detailing, Inc.

                                          By Order of the Board of Directors

                                          Bernard C. Boyle,  Secretary

Dated:      May 6, 1999